77Q(1) Exhibits

(e)   Form of new Sub-Advisory Agreement with Davis Selected Advisers, L.P.

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                                     FORM OF

                        SUB-INVESTMENT ADVISORY AGREEMENT


      AGREEMENT made this __ day of ___________, 2005, between Menno Insurance Service, Inc., d/b/a MMA Capital Management (the "Adviser"), and Davis Selected Advisers, L.P. (the "Sub-Adviser").

      WHEREAS, MMA Praxis Mutual Funds (the "Trust") is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, MMA Core Stock Fund (the "Fund") is a separate investment series of the Trust; and

      WHEREAS, the Adviser has been appointed investment adviser to the Fund;
and

      WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund and the Sub-Adviser is willing to do so; and

      WHEREAS, the Adviser and the Sub-Adviser are each duly registered with the Securities and Exchange Commission (the "Commission") as investment advisers and their respective registrations are current and in good order; and

      WHEREAS, the Board of Trustees of the Trust (the "Board") and the Fund's shareholders have approved this Agreement, and the Sub-Adviser is willing to furnish such services upon terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

      1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as sub-adviser to the Fund. Intending to be legally bound, the Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

      2. Sub-Advisory Services. Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall assist the Adviser in providing a continuous investment program with respect to the Fund's portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Sub-Adviser may, subject to the Adviser's review, determine the securities and investments to be purchased, sold or retained by the Fund, and the Sub-Adviser may place orders directly with the issuer or any broker or dealer for such securities and investments. The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's currently effective prospectus and statement of additional information, the Trust's Declaration of Trust and By-laws, each as amended from time to time, and resolutions of the Board applicable to the Fund, each as provided to the Sub-Adviser by the Adviser. The Sub-Adviser shall have authority to enter into and execute agreements on behalf of the Fund relating to the acquisition or disposition of investment assets and the execution of portfolio transactions pursuant to the Sub-Adviser's management of the Fund under this Agreement. Such agreements may include foreign exchange contracts and other transactional agreements. Nothing contained herein, however, shall be deemed to authorize the Sub-Adviser to take or receive physical possession of any cash or securities held in the Fund, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Adviser shall direct) and the consummation of all such purchases, sales, deliveries, and investments made pursuant to the Sub-Adviser's direction shall rest upon the custodian for the Fund. The parties hereto also agree that the Sub-Adviser shall not receive or vote proxies or other similar solicitations on behalf of the Fund and that such proxies and other similar solicitations shall be voted by the Adviser in accordance with its procedures. The Sub-Adviser warrants that all actions taken in the exercise of the power herein granted to the Sub-Adviser will be taken solely and exclusively for the benefit of the Fund.


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      Without limiting the generality of the foregoing, the Sub-Adviser further agrees that it:

      (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

      (b) will conform with all applicable Rules and Regulations of the Commission under the 1940 Act and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Sub-Adviser;

      (c) will place or cause to be placed orders for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation and to the extent permitted by the 1940 Act, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to Integrated Fund Services, Inc., the Adviser, the Sub-Adviser or any affiliated person of the Trust, Integrated Fund Services, Inc., the Sub-Adviser or the Adviser, except to the extent permitted by the 1940 Act and the Commission. Any action taken for the purpose of this Agreement by the Adviser and/or the Fund, at the discretion of either or both, with regard to the placement of securities transactions shall be the Adviser's and the Fund's sole liability and responsibility, including the performance of any broker.

            The Sub-Adviser may use one or more of its affiliates, or other parties related to the Sub-Adviser, as brokers for effecting securities transactions for the Fund, and pay, on behalf of the Fund, fair and reasonable brokerage commissions therefor, but only in accordance with procedures adopted by the Fund pursuant to Rule 17e-1;

      (d) will maintain or cause to be maintained all books and records with respect to the securities transactions of the Fund and will furnish the Board with such periodic and special reports as the Board may request;

      (e) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund and prior, present, or potential shareholder, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, or as required by applicable law, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil and criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust;

      (f) will keep the Adviser informed of developments materially affecting the Fund and will, on the Sub-Adviser's own initiative and as reasonably requested by the Adviser, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose;

      (g) will maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of securities transactions;


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      (h)   will immediately notify the Adviser and the Trust in the event that the Sub-Adviser: (i) becomes subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the Commission or other regulatory authority;

      (i) will immediately forward to the Adviser, upon receipt, any correspondence from the Commission or other regulatory authority that relates to the Fund;

      (j) will cause the Fund to comply with the requirements of (i) Section 851(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") regarding derivation of income from specified investment activities, and (ii) Section 851(b)(4) of the Code regarding diversification of the Fund's assets;

      (k) will be responsible for maintaining an appropriate compliance program to ensure that the services provided by the Sub-Adviser under this Agreement are performed in a manner consistent with the applicable laws and the terms of this Agreement. The Sub-Adviser agrees to provide such reports and certifications regarding its compliance program as the Adviser or the Trust shall reasonably request from time to time; and

      (l) will maintain a written Code of Ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. The Sub-Adviser certifies that it has adopted procedures reasonably necessary to prevent its "access persons," as such term is defined in Rule 17j-1, from violating the Code of Ethics. The Sub-Adviser shall notify the Board upon the adoption of any material change to its Code of Ethics so that the Board, including a majority of the Trustees who are not interested persons of the Trust, may approve such change not later than six months after its adoption by the Sub-Adviser, as required by Rule 17j-1. The Sub-Adviser also shall provide the Trust with a copy of any amendments to its Code of Ethics that do not represent a material change to such Code. Within 45 days of the end of each calendar year while this Agreement is in effect (or more frequently if required by Rule 17j-1 or as the Trust may reasonably request), the Sub-Adviser shall provide the Board with a written report that, as required by Rule 17j-1: (i) describes any issue arising under the Sub-Adviser's Code of Ethics or related procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to material violations, and (ii) certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics. Upon the written request of the Trust, the Sub-Adviser shall permit the Trust to examine the reports to be made by the Sub-Adviser under Rule 17j-1(d) and the records the Sub-Adviser maintains pursuant to Rule 17j-1(f).

      3. Services Not Exclusive. Except as provided herein, the services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as it services under this Agreement are not impaired thereby. The Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their clients which may differ from advice given, or the timing or nature of action taken, with respect to the Fund. Nothing in this Agreement shall be deemed to impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale for the Fund any security or other property which the Sub-Adviser or its affiliates may purchase or sell for their own account or for the account of any other client, if in the Sub-Adviser's sole discretion, such action or such recommendation is undesirable or impractical for the Fund. Nothing in this Agreement shall limit or restrict the Sub-Adviser or its affiliates from trading for their own account. The Sub-Adviser and its affiliates or other clients may have or trade in investments which are at the same time being traded for the Fund. The Sub-Adviser shall have no obligation to acquire for the Fund a position which the Sub-Adviser or its affiliates may acquire for their own or the account of another client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor any client or class of clients in the allocation of investment opportunities.


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      4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      5. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities' commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

      6. Compensation. For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to a fee, computed daily and payable monthly, calculated at the annual rate of 0.45% of the Fund's average daily net assets up to and including $100 million, 0.40% of the Fund's average daily net assets from $100 million up to and including $500 million, and 0.35% of the Fund's average daily net assets over $500 million.

      For purposes of calculating the fee payable to the Sub-Adviser, "average daily net assets" will exclude those corporate notes issued by MMA Community Development Investment, Inc. (the "MMA-CDI Notes") purchased by the Fund at the direction of the Adviser from time to time, and any and all equity index futures purchased by the Fund at the direction of the Adviser in consideration of the MMA-CDI Notes (together, the "Excluded Assets"). The Sub-Adviser does not assume responsibility or liability for managing the Excluded Assets.

      7. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute waiver or limitation of any rights which the undersigned may have under any federal and state securities laws.

      8. Duration and Termination. The effective date of this Agreement shall be January 2, 2006. Unless sooner terminated, this Agreement shall continue until January 1, 2007, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund, provided that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement (the "Independent Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on 60 days' notice, by the Adviser, the Sub-Adviser or by the Board or by vote of the lesser of (a) 67% of the share of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) or in the event of the termination of the management agreement between the Adviser and the Trust (the "Management Agreement").


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      9. Sub-Adviser's Representations. The Sub-Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

      The Sub-Adviser further represents and warrants that the Sub-Adviser has reviewed the portion of (i) the registration statement filed with the Commission, as amended from time to time for the Fund (the "Registration Statement"), in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge, and except as advised in writing to the Adviser such Registration Statement, including the prospectus and any supplement contain, as of its date, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading. The Sub-Adviser further agrees to notify the Adviser of any changes that would cause the Registration Statement, including the prospectus for the Fund to contain any untrue statement of a material fact or to omit to state a material fact which is required to be stated therein or is necessary to make the statements contained therein not misleading, in each case relating to Sub-Adviser and Fund information of which the Sub-Adviser has knowledge.

      The Sub-Adviser also represents and warrants that for the entire time this Agreement is in effect and for a period of two years thereafter, the Sub-Adviser will maintain a claims made bond issued by a reputable fidelity insurance company against larceny and embezzlement, covering each officer and employee of the Sub-Adviser, at a minimum level of $10 million which provides coverage for acts or alleged acts which occur during the period of this Agreement.

      10. Use of Names.

      (a) The Sub-Adviser acknowledges and agrees that the names MMA Praxis, MMA Capital Management and MMA Praxis Core Stock Fund (whether used by themselves or in combination with other words), and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names MMA Praxis, MMA Capital Management and MMA Praxis Core Stock Fund, and associated abbreviations and logos, only in connection with the Sub-Adviser's performance of its duties hereunder. Further, in any written communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to MMA Praxis, MMA Capital Management or MMA Praxis Core Stock Fund or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Fund in the Sub-Adviser's marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Fund, as those terms are used in the rules, regulations and guidelines of the Commission and the National Association of Securities Dealers, Inc.

      (b) The Adviser acknowledges and agrees that in any written communication with the public and in any marketing communications of any sort, the Adviser will obtain prior written approval from the Sub-Adviser before referring to the Sub-Adviser or any abbreviations or logos associated with the Sub-Adviser.

      11. Indemnifications.

      (a) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Trust against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Adviser or the Trust may become subject arising out of or based on the breach by the Sub-Adviser of any provisions of this Agreement or any wrongful action by the Sub-Adviser; provided, however, that the Sub-Adviser shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Sub-Adviser and the Adviser or the Trust, as the case may be, shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Adviser's or the Trust's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Adviser or the Trust of its duties. The foregoing indemnification shall be in addition to any rights that the Adviser or the Trust may have at common law or otherwise. The Sub-Adviser's agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Adviser or the Trust, be controlled by the Adviser or the Trust, or be under common control with the Adviser or the Trust and their affiliates, trustees, officers, employees and agents. The Sub-Adviser's agreements in this paragraph shall also extend to any of the Trust's, Fund's and Adviser's successors or the successors of the aforementioned affiliates, trustees, officers, employees or agents.

      (b) The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof), to which the Sub-Adviser may become subject arising out of or based on the breach by the Adviser of any provisions of this Agreement or the Management Agreement, or any wrongful action by the Adviser or its affiliates in the distribution of the Fund's shares, or any wrongful action by the Trust other than wrongful action that was caused by the breach by the Sub-Adviser of the provisions of this Agreement; provided, however, that the Adviser shall not be liable under this paragraph in respect of any loss, expense, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment, or independent counsel agreed upon by the Adviser and the Sub-Adviser shall have concluded in a written opinion, that such loss, expense, claim, damage or liability resulted primarily from the Sub-Adviser's willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Sub-Adviser of its duties. The foregoing indemnification shall be in addition to any rights that the Sub-Adviser may have at common law or otherwise. The Adviser's agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Sub-Adviser, be controlled by the Sub-Adviser or be under common control with the Sub-Adviser and to each of the Sub-Adviser's and to each such person's respective affiliates, trustees, officers, employees and agents. The Adviser's agreements in this paragraph shall also extend to any of the Sub-Adviser's successors or the successors of the aforementioned affiliates, trustees, officers, employees or agents.

      12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      13. Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Delaware.

      14. Notices. All notices, instructions, or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by registered U.S. mail, first class postage prepaid, return receipt requested, or by overnight courier, all addressed as follows:


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If to the Fund:

Attention:  John Liechty

MMA Capital Management
1110 N. Main Street
Goshen, IN  46526
Fax Number 219-534-4381

If to the Sub-Adviser:

Attention:  Thomas Tays

Davis Selected Advisers, L.P.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
Fax Number 520/434-3770

      15. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction.

      IN WITNESS WHEREOF, the parties thereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      MENNO INSURANCE SERVICE, INC. d/b/a
                                      MMA CAPITAL MANAGEMENT


                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
                                            ------------------------------------

                                      DAVIS SELECTED ADVISERS, L.P.


                                      By:
                                         ---------------------------------------

                                      Name:
                                           -------------------------------------

                                      Title:
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